Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Strong Financial Results
for Third Quarter FY06

Revenue Up 18% to $119.9 million;
Operating Income Up 15% to $10.5 million;
Net Income Up 17% to $5.4 million;
Diluted EPS of $0.41;
Bookings of $417 million

RESTON, VA – October 31, 2006 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced strong financial results for its third quarter ended September 30, 2006. Revenue for the third quarter of fiscal year 2006 (FY06) increased 18 percent and net income increased by 17 percent as compared to the third quarter of the prior year.  The Company’s results were driven by organic growth in high-priority Federal government assignments in the key areas of: federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing; as well as the acquisition of Zen Technology, Inc. at the end of February 2006.

Third Quarter FY06 Financial Results

Revenue for the third quarter of FY06 was $119.9 million, an increase of 18 percent over third quarter FY05 revenue of $101.8 million.  Federal government contract revenue, which represented 99 percent of third quarter FY06 total revenue, grew by 18.4 percent to $118.5 million from $100.1 million for the third quarter of FY05.  Revenue growth in the third quarter was primarily the result of new task orders, the expansion of work on current mission-critical information technology and network solutions contracts, and projects added from the Zen Technology acquisition.

Income from operations for the third quarter of FY06 was $10.5 million, an increase of 15 percent over operating income of $9.2 million reported a year earlier.  Operating margin for the third quarter of FY06 was 8.8 percent, as compared to 9.0 percent for the third quarter of FY05.  Net income for the third quarter of FY06 was $5.4 million, an increase of 17 percent over third quarter FY05 net income of $4.6 million.  Diluted earnings per share for the third quarter FY06 was $0.41 compared to diluted earnings per share of $0.39 for the third quarter of 2005.

Cash flow from operations for the nine months ended September 30, 2006 was $20.2 million.  Days Sales Outstanding (DSOs) were 71 days at the end of the third quarter FY06.

Total backlog as of September 30, 2006 was approximately $1.3 billion, an increase of 63 percent over third quarter FY05 total backlog. Funded backlog was $204 million and unfunded backlog was $1.1 billion as of September 30, 2006.  Bookings for third quarter of FY06 were $417 million.

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“We are very pleased to report another quarter of strong financial results.  Our growth demonstrates the close alignment of the federal government’s IT priorities with SI International’s core strategic focus and proven capabilities,” said Brad Antle, SI International’s President and CEO. “We continue our tradition of meeting or exceeding our financial goals for every quarter since becoming a public company.”

Nine Months FY06 Financial Results

For the nine months ended September 30, 2006, revenue increased 23 percent to $346.3 million, compared to $281.5 million for the first nine months of FY05.  Income from operations for the nine months of FY06 was $29.6 million, an increase of 23 percent over operating income of $24.0 million reported a year earlier.  Operating margin for the nine months of FY06 was 8.5 percent, as compared to 8.5 percent in the first nine months of FY05.  Net income for the first nine months of FY06 was $14.1 million, an increase of 19 percent over the same period last year of $11.8 million.

As of September 30, 2006, SI International had a solid balance sheet with $15.6 million in cash, approximately $78.4 million in debt, and $232.2 million of stockholders’ equity.

Third Quarter FY06 Highlights

Major highlights during the third quarter include:

•                  Awarded a new $138 million business process outsourcing contract with Department of Commerce’s Patent and Trademark Office (PTO).

•                  Awarded a $9 million contract to support the U.S. Army Defense Ammunition Center (DAC) with learning and knowledge management solutions.

•                  On the SAIC team that was one of six teams awarded the National Geospatial-Intelligence Agency’s (NGA) SMARTS ID/IQ contract vehicle.

•                  On the Booz Allen Hamilton team that was one of the multiple award winners of the NORAD-USNORTHCOM Advisory and Assistance Support (N2A2S) ID/IQ contract vehicle.

•                  Named a qualified Homeland Security Presidential Directive 12 (HSPD-12) systems service provider by the U.S. General Services Administration (GSA).

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company revised the following guidance ranges for fourth quarter FY06 and full year 2006.

	Q4 2006	Full Year 2006
Revenue	$119 - $125 million	$465 – $471 million
Net Income	$5.6 – $6.2 million	$19.7 – $20.3 million
Diluted Earnings Per Share	$0.43 - $0.47	$1.54 – $1.58
Diluted Share Equivalents	13.2 million	13.0 million

Earnings guidance for 2006 includes the effect of stock option expense in accordance with FAS 123 (R), Share-Based Payment.

“Our strong performance in the first nine months of 2006, combined with over $400 million in bookings during the third quarter and total backlog increasing by 63 percent as compared to a year ago, provides us confidence that SI International can meet its financial objectives,” said Antle.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EST, today, October 31, 2006. Participating in the conference call will be SI International’s President and CEO, Brad Antle and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com.  A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, October 31, 2006 at 12:00 PM ET through Tuesday, November 7, 2006 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode 92364519.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 40th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries
Consolidated Statements of Operations
(amounts in thousands, except per share data; unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005

Revenue	$119,869	$101,775	$346,334	$281,475
Operating costs and expenses:
Cost of services	77,092	62,743	218,669	173,944
Selling, general and administrative	30,652	28,723	93,830	80,231
Depreciation and amortization	756	504	1,977	1,586
Amortization of intangible assets	823	612	2,293	1,680

Total operating expenses	109,323	92,582	316,769	257,441
Income from operations	10,546	9,193	29,565	24,034
Other income (expense)	31	64	(40)	(22)
Interest expense	(1,720)	(1,690)	(6,195)	(4,446)
Income before provision for income taxes	8,857	7,567	23,330	19,566
Provision for income taxes	3,498	2,989	9,215	7,729
Net income	$5,359	$4,578	$14,115	$11,837

Earnings per common share:
Basic	$0.42	$0.41	$1.14	$1.06
Diluted	$0.41	$0.39	$1.11	$1.02

Basic weighted-average shares outstanding	12,891	11,227	12,361	11,140

Diluted weighted-average shares outstanding	13,198	11,698	12,753	11,595

EBITDA (1)	$12,125	$10,309	$33,835	$27,300

Notes:	(1) EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005

Net income	$5,359	$4,578	$14,115	$11,837
Other expense (income)	(31)	(64)	40	22
Interest expense	1,720	1,690	6,195	4,446
Provision for income taxes	3,498	2,989	9,215	7,729
Depreciation and amortization	756	504	1,977	1,586
Amortization of intangible assets	823	612	2,293	1,680
EBITDA	$12,125	$10,309	$33,835	$27,300

SI International, Inc.
Revenue Segmentation Data
(Amounts in thousands; unaudited)

	Three Months ended
	September 30, 2006		September 24, 2005		Growth
	$	%	$	%	$	%

Core Federal government	118,520	98.9%	100,061	98.3%	18,459	18.4%
Commercial and other	1,349	1.1%	1,714	1.7%	(365)	-21.4%
Total revenue	119,869	100.0%	101,775	100.0%	18,094	17.8%

Prime contracts	95,735	79.9%	76,089	74.8%	19,646	25.8%
Subcontract	24,134	20.1%	25,686	25.2%	(1,552)	-6.0%
Total revenue	119,869	100.0%	101,775	100.0%	18,094	17.8%

Cost reimbursable	39,296	32.8%	30,015	29.5%	9,281	30.9%
Time and materials	47,162	39.3%	45,318	44.5%	1,844	4.1%
Fixed price	33,411	27.9%	26,442	26.0%	6,969	26.4%
Total revenue	119,869	100.0%	101,775	100.0%	18,094	17.8%

Department of Defense	55,810	46.6%	47,670	46.8%	8,140	17.1%
Federal civilian agencies	62,710	52.3%	52,391	51.5%	10,319	19.7%
Commercial entities	1,349	1.1%	1,714	1.7%	(365)	-21.4%
Total revenue	119,869	100.0%	101,775	100.0%	18,094	17.8%

Major contracts:
C4I2TSR	26,433	22.1%	20,973	20.6%	5,460	26.0%
All other	93,436	77.9%	80,802	79.4%	12,634	15.6%
Total revenue	119,869	100.0%	101,775	100.0%	18,094	17.8%

SI International Inc. and Subsidiaries
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,632	$26,160
Marketable securities	—	7,850
Accounts receivable, net	93,046	93,633
Other current assets	7,091	6,698
Total current assets	115,769	134,341
Property and equipment, net	11,601	5,908
Intangible assets, net	21,241	16,483
Other assets	6,288	5,655
Goodwill	220,772	173,308
Total assets	$375,671	$335,695
Liabilities and stockholders’ equity Current liabilities:
Current portion of long-term debt	$839	$1,000
Accounts payable	18,612	25,364
Accrued expenses and other current liabilities	27,053	29,674
Note payable – former owner of acquired business	5,743	2,280
Total current liabilities	52,247	58,318
Long-term debt, net of current portion	77,555	98,250
Deferred income tax	7,388	5,221
Other long-term liabilities	6,306	6,037
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 12,914,896 and 11,341,222 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	129	114
Additional paid-in capital	183,835	133,843
Accumulated other comprehensive income	184	—
Retained earnings	48,027	33,912
Total stockholders’ equity	232,175	167,869
Total liabilities and stockholders’ equity	$375,671	$335,695

SI International Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Amounts in thousands; unaudited)

	Nine Months Ended
	September 30, 2006	September 24, 2005
Cash flows from operating activities:
Net income	$14,115	$11,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,977	1,586
Amortization of intangible assets	2,293	1,680
Loss on disposal of fixed assets	10	—
Income tax benefit for stock option exercises	—	1,179
Stock-based compensation	140	93
Change in fair value of interest rate swap	184	—
Amortization of deferred financing costs and debt discount	1,750	513
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	11,307	(1,865)
Other current assets	(264)	(1,896)
Other assets	(1,591)	(823)
Accounts payable and accrued expenses	(13,626)	12,499
Other long term liabilities	3,900	1,180
Net cash provided by operating activities	20,195	25,983
Cash flows from investing activities:
Purchase of property and equipment	(7,006)	(1,537)
Proceeds from sale of marketable securities	27,850	13,000
Purchase of marketable securities	(20,000)	(19,000)
Former owner payable	(10,322)	—
Cash paid for business acquisitions, net of cash assumed	(48,107)	(74,153)
Net cash used in investing activities	(57,585)	(81,690)
Cash flows from financing activities:
Proceeds from exercise of stock options	6,431	2,910
Proceeds from issuance of common stock	40,255	—
Income tax benefit from stock option exercises	1,671	—
Repayments under line of credit	—	(28,954)
Proceeds from long-term debt	30,000	100,000
Repayments of long-term debt	(50,856)	(250)
Payments of debt issuance costs	(552)	(3,231)
Repayments of capital lease obligations	(87)	(79)
Net cash provided by financing activities	26,862	70,396
Net change in cash and cash equivalents	(10,528)	14,689
Cash and cash equivalents, beginning of period	26,160	3,754
Cash and cash equivalents, end of period	$15,632	$18,443

Supplemental disclosures of cash flow information:
Cash payments for interest	$5,334	$3,465
Cash payments for income taxes	$6,607	$3,045
Purchases of assets under capital lease	$198	$126

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